EXHIBIT 99.1

Altra Holdings, Inc. 14 Hayward Street Quincy, MA 02171 Tel 617.328.3300 Fax 617.689.6202
ALTRA HOLDINGS ANNOUNCES RECORD RESULTS
FOR THE FIRST QUARTER 2007
QUINCY, MA — April 26, 2007
Altra Holdings, Inc. (NASDAQ: AIMC), a leading global supplier of clutch brakes, couplings, gearing and power transmission components, announced that for the first quarter ended March 31, 2007 operating income increased 26.9% to $15.1 million from $11.9 million in the first quarter of 2006. First quarter 2007 net sales were $132.7 million, compared to $114.8 million for the first quarter of 2006, an increase of 15.6%. Gross profit as a percentage of net sales for the first quarter of 2007 increased to 28.7% from 27.8% in the first quarter of 2006. Net income was $3.8 million compared to $3.2 million in the first quarter 2006, an increase of 17.6%. Fully diluted earnings per share were $0.16 for the first quarter of 2007 and $0.17 for the first quarter 2006. Excluding the premium and interest expense incurred in prepaying 35% of our 11 1/4% notes and certain restructuring costs, our fully diluted recurring earnings per share would have been $.29 in the first quarter of 2007. Revenue performance was driven by the strength of several key markets including energy, primary metals, material handling, mining, and defense.
Michael L. Hurt, Chairman and CEO said “We are extremely pleased to announce record quarterly financial results, especially given that this is our first full quarter of operation as a public company. Our organic sales growth of 8.1% and aggregate top line growth of 15.6% reflect the strength of our strong global brands and diversified revenue base of which over 40% serves the aftermarket. The 26.9% increase in operating income was the result of continued deployment of the Altra Business System (ABS) by the management team to drive profitable growth initiatives which include: new products, new markets, lean activities, low cost country sourcing, and synergies from the Hay Hall acquisition. Also, on April 5 we acquired TB Wood’s which is a very powerful brand that adds two new product platforms, and significantly increases our distribution and coupling revenues.”

Altra Industrial Motion     •     The Power of Experience
Boston Gear      •     Warner Electric     •     TB Wood’s     •     Formsprag Clutch     •     Stieber Clutch     •     Marland Clutch     •     Wichita Clutch
Industrial Clutch     •      Ameridrives Couplings     •     Nuttall Gear     •     Delroyd Worm Gear      •     Kilian Manufacturing      •     Inertia Dynamics
Matrix International     •     Twiflex Limited     •     Bibby Transmissions     •     Huco Dynatork     •     Warner Linear     •      Saftek Friction

April 26, 2007
Altra Holdings, Inc. Announces Record Results
For the First Quarter 2007

	(Unaudited)
Statement of Operations Data:	Quarter Ended
In Thousands of Dollars	March 31, 2007	March 31, 2006
Net sales	$132,706	$114,784
Cost of sales	94,658	82,930

Gross profit	38,048	31,854
Selling, general & operating expenses	22,121	19,931
Restructuring charges	793	—

Operating income	15,134	11,923
Interest expense, net	9,148	6,441
Other income, net	(47)	(159)

Income before taxes	6,033	5,641
Income taxes	2,265	2,437

Net income	$3,768	$3,204

Other Financial Data:
Depreciation & amortization	$4,465	$2,945
Non cash inventory step up costs	$0	$984
Capital expenditures	$1,034	$1,245

Net Income per share:

Basic	$0.17	$9.65
Diluted	$0.16	$0.17

Weighted Average common shares outstanding:

Basic	21,880	332
Diluted	22,878	19,362
The company will conduct an investor conference call to discuss its unaudited first quarter financial results on Friday, April 27, 2007 at 11:00 AM EDT. The public is invited to listen to the conference call by dialing 800.895.0231 domestically or 785.424.1054 for international access and asking to participate in the ALTRA conference call. Individuals may download charts that will be used during the call at www.altramotion.com under presentations in the Investor Relations section. A replay of the recorded conference call will be available from April 27, 2007 until May 4, 2007. To listen to the replay, dial 800.688.9445 domestically or 402.220.1371 for international access.
Altra Industrial Motion     •     The Power of Experience
Boston Gear      •     Warner Electric     •     TB Wood’s     •     Formsprag Clutch     •     Stieber Clutch     •     Marland Clutch     •     Wichita Clutch
Industrial Clutch     •      Ameridrives Couplings     •     Nuttall Gear     •     Delroyd Worm Gear      •     Kilian Manufacturing      •     Inertia Dynamics
Matrix International     •     Twiflex Limited     •     Bibby Transmissions     •     Huco Dynatork     •     Warner Linear     •      Saftek Friction

April 26, 2007
Altra Holdings, Inc. Announces Record Results
For the First Quarter 2007

Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in nine countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
This press release includes statements which are forward-looking within the meaning of applicable securities laws. These statements may include or imply projections of future performance that are based upon the company’s expectations or assumptions. These expectations and assumptions, as well as the company’s future performance, are subject to a number of risks and uncertainties. Factors that could cause actual results to materially differ from projected results are described from time to time in the company’s Securities and Exchange Commission reports and other filings, including, but not limited to the risks described in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. Altra Holdings, Inc. is under no obligation to, and expressly disclaims any obligation to, update or, alter its forward looking statements, whether as a result of new information, future events or otherwise.
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CONTACT INFORMATION:
David Wall
Chief Financial Officer
Phone: (617) 689-6380
Email: david.wall@altramotion.com
Altra Industrial Motion     •     The Power of Experience
Boston Gear      •     Warner Electric     •     TB Wood’s     •     Formsprag Clutch     •     Stieber Clutch     •     Marland Clutch     •     Wichita Clutch
Industrial Clutch     •      Ameridrives Couplings     •     Nuttall Gear     •     Delroyd Worm Gear      •     Kilian Manufacturing      •     Inertia Dynamics
Matrix International     •     Twiflex Limited     •     Bibby Transmissions     •     Huco Dynatork     •     Warner Linear     •      Saftek Friction